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Exhibit 99.(a)(5)(N)

TDC	A/S
Offer Document 2 December 2005	Download Offer Material
Danish
English

Offer Document for the Recommended Tender Offer for all shares and American Depositary Shares of TDC A/S submitted by Nordic Telephone Company ApS.

The offer document should be read in conjunction with any accompanying documents for a more complete description of the terms and conditions of the Tender Offer.

Nordic Telephone Company ApS
Extends Tender Offer and Reduces
Minimum Condition to 85%.

Download Press Release

Danish

English

The acceptance period of the Tender Offer, as extended, ends on January 20, 2006 at 06.01h Central European Time/00.01h New York City Time, unless it is further extended. In order to ensure timely acceptance of the Tender Offer, holders of TDC shares and TDC ADSs who have not yet tendered their shares or ADS and wish to accept the Tender Offer are encouraged to tender their TDC shares or TDC ADSs before the close of business on January 19, 2006.

The Minimum Condition applicable to the Tender Offer has been reduced so that it is a condition to the Tender Offer that at the end of the extended Offer Period, Nordic Telephone Company ApS owns or has received valid acceptances of the Tender Offer in respect of an aggregate of at least 85.0% of the Share Capital and Votes.

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  Exhibit 99.(a)(5)(N)